Exhibit 10.23

CERIBELL, INC.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between [____________] (“Executive”) and CeriBell, Inc. (the “Company”), effective as of [the latest date set forth by the signatures of the parties hereto below]/[the date Executive commences employment with the Company]/[the date immediately prior to the Company’s registration statement relating to its initial public offering becomes effective] (the “Effective Date”).

Background

A.
The Board of Directors of the Company (the “Board”) recognizes that the possibility of an acquisition of the Company or an involuntary termination can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event.
B.
The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change in Control (as defined below) for the benefit of its stockholders.
C.
The Board believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.
D.
Unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 9 below.

Agreement

The parties hereto agree as follows:

1.
Term of Agreement.
(a)
Except as set forth in Section 1(b) below, this Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.
(b)
In the event Executive experiences a termination of employment that would be a Covered Termination except that it occurs before the second anniversary of the date Executive commences employment with the Company, then executive shall not be eligible for the severance and benefits set forth in this Agreement and instead shall be eligible for any severance, benefits or equity treatment in accordance with the then-current severance practice of the Company for similarly situated employees.

2.
At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. Except as provided in Section 5 below, if Executive’s employment terminates for any reason, Executive shall not be entitled to any severance payments, benefits or compensation other than as provided in this Agreement.
3.
Covered Termination Outside a Change in Control Period. If Executive experiences a Covered Termination outside a Change in Control Period, then, subject to (i) Executive delivering to the Company an executed general release of all claims against the Company and its affiliates in a form approved by the Company (a “Release of Claims”) that becomes effective and irrevocable in accordance with Section 14(a)(v) below, or such shorter period of time specified by the Company, following such Covered Termination and (ii) Executive’s continued compliance with Section 12 below, then in addition to any accrued but unpaid salary, benefits, vacation and expense reimbursements through the Termination Date payable in accordance with applicable law, the Company shall provide Executive with the following:
(a)
Severance. The Company shall pay to Executive continued payments of Executive’s base salary at the rate in effect immediately prior to the Termination Date for [[____] ([__])1 months following the Termination Date] (the “Severance Period”). Such payment shall be in substantially equal installments over the Severance Period, less applicable withholdings, in accordance with the Companyt’s regular payroll procedures with the first installment to being on the payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 14(a)(v) below and shall include all amounts that would have been payable had the Release of Claims been effective on the Termination Date.
(b)
Continued Healthcare. If Executive timely elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the Company’s portion of the premium (at the same rates in effect on the Termination Date) for Executive and Executive’s covered dependents through the earlier of (i) the Severance Period and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 3(b), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer.

1 To equal 18 months for the CEO, for other executives the bracketed section shall be replaced with: “six months following the Termination Date in the event Executive has been employed by the Company for less than one year and otherwise shall be 12 months following the Termination Date”.

4.
Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, then, subject to (i) Executive delivering to the Company an executed Release of Claims that becomes effective and irrevocable in accordance with Section 14(a)(v) below, or such shorter period of time specified by the Company, following such Covered Termination and (ii) Executive’s continued compliance with Section 12 below, then in addition to any accrued but unpaid salary, benefits, vacation and expense reimbursements through the Termination Date payable in accordance with applicable law, the Company shall provide Executive with the following:
(c)
Salary Severance. The Company shall pay to Executive continued payments of Executive’s base salary at the rate in effect immediately prior to the Termination Date for [____] ([__])2 months following the Termination Date (the “CiC Period”). Such payment shall be in substantially equal installments over the CiC Period, less applicable withholdings, in accordance with the Companyt’s regular payroll procedures with the first installment to being on the payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 14(a)(v) below and shall include all amounts that would have been payable had the Release of Claims been effective on the Termination Date.
(a)
Bonus Severance. Executive shall be entitled to receive an amount equal to [____] ([__])3 months of the sum of Executive’s target annual bonus assuming achievement of performance goals at one hundred percent (100%) of target at the rate in effect immediately prior to the Termination Date (or if there is no target annual bonus then the average bonus actually paid to Executive for the three most recently completed fiscal years prior to the Termination Date), payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable becomes effective and irrevocable in accordance with Section 14(a)(v) below.
(b)
Continued Healthcare. If Executive timely elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the Company’s portion of the premium (at the same rates in effect on the Termination Date) for Executive and Executive’s covered dependents through the earlier of (i) the CiC Period and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 4(c), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer.

2 To equal 18 months for the CEO, 12 months for other executives.

3 To equal 18 months for the CEO, 12 months for other executives.

(c)
Equity Awards. Each outstanding and unvested equity award (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions), including, without limitation, each restricted stock, stock option, restricted stock unit and stock appreciation right, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse with respect to one percent (100%) of the shares subject thereto (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions, which shall be governed by the terms of the applicable award agreement), as of immediately prior to the Termination Date. To give effect to the foregoing, upon the termination date that occurs prior to the closing of a Change in Control, (x) the vested portion of such equity awards shall remain outstanding and/or be exercisable for the period(s) of time set forth in the applicable equity award agreements, (y) Executive’s outstanding equity awards shall cease vesting, and (z) the unvested shares subject to Executive’s outstanding equity awards shall remain outstanding (but unvested) until the earlier to occur of (A) the original expiration date of the equity award and (B) the three month anniversary of the termination date (the “Equity Award Period”); and in the event a Change in Control has not been consummated by the end of the Equity Award Period, then the unvested portion of Executive’s equity awards shall terminate immediately without further action as of such date.
5.
Certain Reductions. Notwithstanding anything herein to the contrary, the Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (b) any other Company agreement, arrangement, policy or practice relating to Executive’s termination of employment with the Company. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits paid first in time being recharacterized as payments pursuant to the Company’s statutory obligation.
6.
Deemed Resignation. Upon termination of Executive’s service for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.
7.
Other Terminations. If Executive’s employment with the Company terminates for any reason other than due to a Covered Termination, then Executive shall not be entitled to any benefits hereunder other than accrued but unpaid salary, vacation and expense reimbursements through the Termination Date in accordance with applicable law and to elect any continued healthcare coverage as may be required under COBRA or similar state law.
8.
Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii)

delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The Company will select an adviser with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax, provided, that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code to perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such adviser required to be made hereunder. The adviser shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company. Any good faith determinations of the adviser made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments or benefits pursuant to this Section 8 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.
9.
Definitions. The following terms used in this Agreement shall have the following meanings:
(a)
“Cause” means the occurrence of any one or more of the following: (i) breach of any employment agreement or offer letter with the Company and Executive by Executive; (ii) Executive’s nonperformance or misperformance of material duties, or refusal to abide by or comply with the reasonable directives of the Board, or the Company’s policies and procedures; (iii) Executive’s negligence in the performance of their material duties under any employment agreement or offer letter with the Company and Executive; (iv) Executive’s dishonesty, fraud or misconduct with respect to the business or affairs of the Company; (v) Executive’s engagement in knowing, willful and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (vi) Executive’s violation of a federal or state law or regulation directly or indirectly applicable to the business of the Company or its affiliates; (vii) Executive’s material breach of any confidentiality agreement or invention assignment agreement between Executive and the Company (or any affiliate of the Company); (viii) Executive’s conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude; or (ix) the commission of any act in direct or indirect competition with or materially detrimental to the best interests of Company that is in breach of Executive’s fiduciary duties of care, loyalty and good faith to the Company; provided, however, that “Cause” will not, include any actions or circumstances constituting Cause under (i) or (ii) above if Executive cures such actions or circumstances within 30 days of receipt of written notice from Company setting forth the actions or circumstances constituting Cause. The term “Company” will be interpreted to include any subsidiary, parent, affiliate, or any successor thereto, if appropriate. The determination that a termination of Executive’s employment is either for Cause or without Cause shall be made by the Board or its Compensation Committee, in each case, in its sole discretion.

(b)
“Change in Control” has the meaning ascribed to such term under the Company’s 2024 Incentive Award Plan, as amended from time to time (the “Plan”); provided, that such transaction must also constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).
(c)
“Change in Control Period” means the period of time commencing three months prior to the closing of a Change in Control and ending on the 12 month anniversary of the closing such Change in Control.
(d)
“Covered Termination” means the termination of Executive’s employment by the Company other than for Cause or by Executive for Good Reason, in each case that (i) to the extent necessary, constitutes a Separation from Service, and (iii) shall not include a termination due to Executive’s death or disability.
(e)
“Good Reason” shall mean means Executive’s resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material diminution of Executive’s authority, duties or responsibilities with the Company in effect immediately prior to the change of Executive’s role in the Company[; provided, however, that the foregoing shall not include (A) duties, authorities or responsibilities that have been assigned to or taken away from Executive on a temporary or interim basis, (B) actions taken on a temporary basis while Executive is physically or mentally incapacitated, or (C) actions taken as required by applicable law, and provided further that, (I) neither a mere change in title alone nor a reassignment following a change in control of the Company to a position that is substantially similar to the position and with materially the same responsibilities held prior to such transaction shall in and of itself constitute a material diminution in authority, duties or responsibilities and (II) in the event the Company is acquired and made a division or business unit of a larger entity following a Change in Control, and Executive retains substantially similar duties, position and responsibilities for such division or business unit of the acquiring entity as Executive held with the Company immediately prior to such Change in Control, but not for the entire acquiring entity, such reduction in duties, position or responsibilities shall not, by itself, constitute Good Reason]4; (ii) a 20% or greater reduction in Executive’s base salary in effect immediately prior to the change of Executive’s compensation, unless the Company also similarly reduces the base salaries of all other similarly situated employees of the Company; or (iii) a material change in the geographic location of Executive’s primary work facility or location[; provided, however, that a relocation shall not include (A) Executive’s travel for business in the course of performing Executive’s duties for the Company or any of its subsidiaries or affiliates, (B) Executive working remotely, (C) the Company or any of its subsidiaries or affiliates requiring Executive to report to the office within Executive’s principal place of employment (instead of working remotely) and (D) a relocation to a new geographic location which is less than 50 miles from Executive’s current home address set forth on the signature page hereto will not be considered a material change in geographic location]5. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of 30 days following the date of such notice.

4 To not be included for CEO, CFO and GC.

5 To not be included for CEO, CFO and GC.

(a)
“Separation from Service” means a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder.
(b)
“Termination Date” means the date on which Executive experiences a Covered Termination.
10.
Successors.
(a)
Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets which executes and delivers the assumption agreement described in this Section 10(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)
Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
11.
Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile), delivery by email or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s books and records.
12.
Confidentiality; Non-Disparagement.
(a)
Confidentiality. Executive hereby expressly confirms Executive’s continuing obligations to the Company pursuant to that certain confidentiality agreement by and between the Company and Executive (the “Confidential Information Agreement”).
(b)
Non-Disparagement. Executive agrees that Executive shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders or employees, either publicly or privately unless: (i) required to do so by lawful subpoena or other valid legal process, (ii) in connection with any action to enforce the terms of this Agreement, or (iii) there is reasonable cause to believe the disclosed information relates to unlawful acts in the workplace, including harassment or discrimination. Notwithstanding the foregoing, nothing in this Agreement prevents Executive from (1) participating in protected activity under Section 7 of the NLRA; (2) filing unfair labor practices charges under the NLRA; (3) assisting others in participating in protected activity under Section 7 of the NLRA or filing unfair labor practices charges under the NLRA; (4) otherwise cooperating with the National Labor Relations Board’s investigative process; or (5) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination.

(a)
Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement or the Confidential Information Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
13.
Dispute Resolution. Except as excluded herein below, any controversy, dispute or claim arising out of or relating to this Agreement, or breach thereof, (each, a “Covered Claim”) shall be resolved by final and binding arbitration administered by JAMS. The arbitration shall be conducted by a single, neutral arbitrator, pursuant to JAMS’s Employment Arbitration Rules & Procedures, available at https://www.jamsadr.com/rules-employment-arbitration/English, as in effect at the time of the initiation of arbitration, which the Company will provide to Employee upon reasonable request, in Sunnyvale, California. Notwithstanding anything in this Agreement to the contrary, the arbitration provisions of this Agreement shall be governed by and enforceable pursuant to the Federal Arbitration Act, and, in all other respects, the arbitrator shall apply the substantive laws of the state as provided in Section 14(e) or applicable Federal law, with the same statutes of limitation and available remedies that would apply if the claims were brought in a court of law of competent jurisdiction. The costs unique to arbitration, including the arbitration administrative fees, arbitrator compensation and expenses, and any costs of any witnesses call by the arbitrator, that would not be incurred in a court proceeding shall be borne by the Company. Unless otherwise ordered by the arbitrator under applicable law, the Company and Employee shall each bear its, their, his, or her own expenses, such as expert witness fees, filing fees, and attorneys’ fees and costs. Nothing herein shall prevent the Company or Employee from seeking a statutory award of reasonable attorneys’ fees and costs under applicable law. THE COMPANY AND EMPLOYEE RECOGNIZE THAT, BY AGREEING TO ARBITRATE THEIR DISPUTES, EACH WAIVE ITS, THEIR, HIS, OR HER RIGHT TO A TRIAL BY JURY OF ANY COVERED CLAIM. THE COMPANY AND EMPLOYEE WAIVE ITS, THEIR, HIS, OR HER RIGHT TO BRING ANY COVERED CLAIM AS PART OF OR IN CONNECTION WITH A CLASS OR COLLECTIVE ACTION. Notwithstanding the foregoing, this Section shall not preclude either party from seeking a temporary restraining order or a preliminary injunction from a court of competent jurisdiction if such relief is not available in a timely fashion through arbitration. Further, this arbitration agreement shall not apply to: (a) claims for unemployment and workers’ compensation benefits; (b) sexual harassment and sexual assault disputes arising under federal, state, local, or tribal law, unless Employee elects to arbitrate such disputes; (c) claims arising under the National Labor Relations Act or which are brought before the National Labor Relations Board; (d) claims brought before the Equal Employment Opportunity Commission or similar state or local agency, if Employee is required to exhaust Employee’s administrative remedies; provided, that any appeal from an award or denial of an award by any such agency or any further action upon receipt of a right-to-sue letter shall be arbitrated pursuant to the terms of this Agreement; and (e) any other claim, which by law cannot be subject to mandatory arbitration.
14.
Miscellaneous Provisions.
(a)
Section 409A.
(i)
Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount constituting deferred compensation subject to Section 409A of the Code shall be payable pursuant to Sections 3 or 4 above unless Executive’s termination of employment constitutes a Separation from Service.
(ii)
Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his or her Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 14(a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.
(iii)
Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(iv)
Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(v)
Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release of Claims, (A) the Company shall deliver the Release of Claims to Executive within ten business days following Executive’s Termination Date, and the Company’s failure to deliver a Release of Claims prior to the expiration of such ten business day period shall constitute a waiver of any requirement to execute a Release of Claims, (B) if Executive fails to execute the Release of Claims on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release of Claims thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release of Claims, and (C) in any case where Executive’s Termination Date and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release of Claims and are treated as nonqualified deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean (1) if Executive is under 40 years old as of the Termination Date, the date that is seven (7) days following the date upon which the Company timely delivers the Release of Claims to Executive, or such shorter time prescribed by the Company, and (2) if Executive is 40 years or older as of the Termination Date, the date that is 21 days following the date upon which the Company timely delivers the Release of Claims to Executive, or, if Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 14(a)(v), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release of Claims (and the applicable revocation period has expired) or, in the case of any payments subject to Section 14(a)(v)(C), on the first payroll date to occur in the subsequent taxable year, if later.
(b)
Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold.
(c)
Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized member of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(d)
Whole Agreement. This Agreement and the Confidential Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior promises, arrangements and understandings regarding the same, whether written or unwritten, including, without limitation, any severance or change in control benefits in Executive’s offer letter agreement, employment agreement, change of control or severance agreement and/or equity award agreement or previously approved by the Company.

(e)
Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California without regard to its conflicts of law provisions.
(f)
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid or unenforceable provisions had never been contained herein.
(g)
Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
(h)
Executive Acknowledgement. Executive acknowledges that (i) Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement, and has been advised to do so by the Company, and (ii) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.

(Signature page follows)

The parties have executed this Agreement, in the case of the Company by its duly authorized member, as of the dates set forth below.

CERIBELL, INC.

By:

Title:

Date:

EXECUTIVE

[Name]

Date: